Exhibit 99.1

PRESS RELEASE CONTACT: Rob Seelig (603) 640-2212

White Mountains Renews Lead Commitment in Ark-Sponsored Reinsurance Sidecar

HAMILTON, Bermuda, Dec. 21, 2023 -- White Mountains Insurance Group, Ltd. (NYSE: WTM) (“White Mountains”) announced today that Ark Insurance Holdings Limited (“Ark”), its specialty property and casualty reinsurance and insurance subsidiary, has renewed Outrigger Re Ltd. (“Outrigger”) for business incepted during calendar year 2024. The renewal is on similar terms as were in effect for calendar year 2023.

Outrigger, a reinsurance sidecar, has again entered into a quota share with Ark to provide collateralized reinsurance protection on a portion of Ark Bermuda's global property catastrophe portfolio beginning on January 1, 2024.

Outrigger has received $250 million of total investor capital for January 1, including $130 million from White Mountains. The remaining capital was provided by new and continuing third-party investors.

Manning Rountree, Chief Executive Officer of White Mountains, said, “We are pleased to continue supporting Outrigger Re and the underwriting team at Ark. We view new investor interest as recognition of Ark’s strong execution in the on-going hard market.”

Ian Beaton, Chief Executive Officer of Ark, said, “Outrigger remains an important strategic capability for Ark in the current market. We are pleased to see expanded investor interest in supporting Outrigger including White Mountains’s ongoing lead commitment.”

About White Mountains
White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange under the symbol WTM and on the Bermuda Stock Exchange under the symbol WTM.BH. Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.

About Ark
Ark is a specialty property and casualty insurance and reinsurance company that underwrites a diversified and balanced portfolio of reinsurance and insurance business, including property, specialty, marine & energy, accident & health and casualty. Ark's high-quality underwriting teams are expert in their specialist areas, have a clear understanding of the needs of their clients and producers, and build business relationships for the long term. White Mountains owns 72% of Ark on a basic shares outstanding basis.